Exhibit 99(a)

FOR IMMEDIATE RELEASE

REGENERON REPORTS FIRST QUARTER FINANCIAL AND
OPERATING RESULTS

Tarrytown, New York (May 5, 2003) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the first quarter of 2003. Regeneron reported a net loss of $30.1 million, or $0.68 per share, for the first quarter of 2003 compared with a net loss of $25.4 million, or $0.58 per share, for the first quarter of 2002.

At March 31, 2003, cash, marketable securities, and restricted marketable securities totaled $323.6 million, compared with $295.2 million at December 31, 2002 and $409.4 million at March 31, 2002. On March 28, 2003, the Company entered into a collaboration agreement with Novartis AG to jointly develop and commercialize Regeneron’s IL-1 Trap. Novartis made an up-front payment of $27.0 million and purchased $48.0 million of newly issued shares of the Company’s common stock. The final number of shares that Novartis will receive will be determined based on the average closing price of the common stock for the 20 consecutive trading days ending May 12, 2003.

Total operating expenses for the first quarter of 2003 were $38.5 million, 28 percent higher than the same period in 2002. Research and development expenses increased 35 percent to $34.4 million for the first quarter of 2003, primarily for clinical development expenses tied to the AXOKINE® Phase III program and the IL-1 Trap Phase II trial.

Contract manufacturing expense relates primarily to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc. In the first quarter of 2003, contract manufacturing expense decreased because product in inventory will not be shipped to Merck until later this year. The Company recognizes revenue and the related manufacturing expense as the product is shipped. General and administrative expenses remained relatively unchanged at $3.5 million for the first quarter of 2003 compared to $3.4 million for the same quarter of 2002.

Investment income decreased due to lower effective interest rates on investment securities and lower levels of interest-bearing investments in the first quarter of 2003 as the Company funded its operations. Interest expense, incurred primarily on $200.0 million of convertible notes issued in October 2001, declined slightly. The notes, which mature in 2008, bear interest at 5.5% per annum.

Regeneron’s total revenue increased to $10.1 million in the first quarter of 2003 from $4.9 million in the same period of 2002. In the first quarter of 2003, contract research and development revenue increased as the Company recognized $6.7 million of revenue related to our IL-1 Trap collaboration with Novartis. The Company recognizes revenue in connection with the collaboration using the percentage of completion method in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Contract manufacturing revenue decreased because product in inventory will not be shipped to Merck until later this year.

Per share amounts are based on the weighted average number of shares of the Company’s Common Stock and Class A Stock outstanding.

Current Business Highlights

Regeneron’s clinical development program includes AXOKINE ® in Phase III trials, the IL-1 Trap in a Phase II trial and other therapeutic candidates in early-stage clinical development.

The AXOKINE Phase III program for the treatment of obesity continued during the first quarter, and Regeneron reported preliminary results from the initial pivotal Phase III study. AXOKINE treatment, when compared with placebo, achieved statistical significance with regard to both primary endpoints of the study. This study demonstrated that participants receiving AXOKINE experienced a greater average weight loss than those receiving placebo (6.2 lbs. vs. 2.6 lbs., p<.001) and that a greater proportion of AXOKINE-treated subjects lost at least 5 percent of their initial body weight compared with placebo-treated subjects (25.1 percent vs. 17.6 percent, p<.001). AXOKINE treatment also achieved statistically significant results in two of three secondary endpoints, such as proportion of subjects losing at least 10% of their initial body weight. The study also showed that AXOKINE had a favorable safety and tolerability profile.

Although the results of the Phase III study were statistically significant, the average weight loss for the entire AXOKINE-treated population was small. AXOKINE-associated weight loss was limited by the development of antibodies in approximately two-thirds of the AXOKINE-treated subjects beginning after about three months of treatment. In the patients who did not become resistant to AXOKINE treatment through the development of antibodies, the weight loss effect appeared in line with currently available treatments for obesity.

The Company also reported results from a 12-week Phase II trial evaluating the safety and efficacy of AXOKINE in overweight individuals with type 2 diabetes mellitus. The study showed that treatment with AXOKINE resulted in statistically significant and dose-dependent weight loss, which was in line with the pivotal trial at the same 12-week time point. This trial also showed positive trends towards improvements in blood glucose and other metabolic parameters. This trial is currently in a 12-week open-label extension phase. Two other trials, designed to evaluate the safety of intermittent treatment with AXOKINE and study maintenance of weight loss following short-term treatment regimens, are on-going. Regeneron expects to report results from these studies in the second half of 2003. The Company plans to discuss the data from the completed AXOKINE studies with the U.S. Food and Drug Administration before determining the future development plan for AXOKINE.

The Company is currently conducting a Phase II trial of the IL-1 Trap for the treatment of rheumatoid arthritis. The trial involves approximately 200 subjects and is evaluating the safety and efficacy of the IL-1 Trap in people with active rheumatoid arthritis. Participants are being treated for 12 weeks and evaluated for an additional 10 weeks after treatment ends. Regeneron has entered into an agreement to develop and commercialize the IL-1 Trap with Novartis AG.

Regeneron has two early-stage clinical development programs: the VEGF Trap for cancer and the IL-4/13 Trap for asthma. The VEGF Trap is in a Phase I clinical trial designed to assess the safety and tolerability of the compound in subjects with solid tumor malignancies or with non-Hodgkin’s lymphoma. Regeneron is also conducting a Phase I trial for the IL-4/13 Trap in adult subjects with mild to moderate asthma. This trial is a placebo-controlled, double-blind, dose escalation study to assess the safety and tolerability of this molecule.

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Investor Relations Contact: Charles Poole Vice President, Investor Relations Regeneron Pharmaceuticals, Inc. charles.poole@regn.com (914) 345-7641	Media Contact: Miriam Weber Biosector 2 mweber@biosector2.com (212) 414-5630

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regn.com.

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months ended March 31,

	2003	2002

Revenues
Contract research and development	$9,424	$2,690
Contract manufacturing	712	2,251

	10,136	4,941

Expenses
Research and development	34,390	25,477
Contract manufacturing	666	1,259
General and administrative	3,459	3,400

	38,515	30,136

Loss from operations	(28,379)	(25,195)

Other income (expense)
Investment income	1,208	2,772
Interest expense	(2,939)	(3,022)

	(1,731)	(250)

Net loss	($30,110)	($25,445)

Net loss per share amounts, basic and diluted	($0.68)	($0.58)

Weighted average number of Common and Class A shares outstanding: basic and diluted	44,309	43,822

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	December 31,
	2003	2002

ASSETS
Cash, marketable securities and restricted marketable securities	$323,551	$295,246
Receivables	7,238	4,017
Inventory	8,437	6,831
Property, plant and equipment, net	82,648	76,825
Other assets	8,567	8,655

Total assets	$430,441	$391,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$25,201	$30,309
Deferred revenue	39,564	15,134
Notes payable	200,000	200,000
Other liabilities	61	150
Stockholders’ equity	165,615	145,981

Total liabilities and stockholders’ equity	$430,441	$391,574